Form 8-K
Current Document

EXHIBIT 99.1

newsrelease

   CTS CORPORATION Elkhart, Indiana 46514 • (574) 293-7511

October 18, 2004

FOR RELEASE: Immediately

CTS REPORTS STRONG RESULTS FOR THE THIRD QUARTER
MAINTAINS FULL-YEAR 2004 EARNINGS GUIDANCE

Elkhart, IN, October 18, 2004…CTS Corporation (NYSE:CTS) today announced third quarter 2004 revenues of $129.0 million, a 19% increase over the third quarter of 2003. Diluted earnings per share were $0.11. This compares to $0.17 per share in the same quarter last year. Third quarter 2003 earnings per share included a net benefit of $0.12 due to a favorable income tax adjustment of $0.22 per share, partially offset by an asset impairment charge of $0.10 per share.

Revenues for the first nine months of 2004 were $388.8 million, 17% above the comparable period last year. Diluted earnings per share for the first nine months of 2004 were $0.37 compared to the $0.25 for the first nine months of 2003.

“We are pleased with the strong revenue growth and continued improvement in our operating performance in the third quarter,” commented Donald Schwanz, CTS Chairman and Chief Executive Officer. “Sales of our automotive sensors and electronics manufacturing services were particularly strong, reflecting the success of our growth strategy,” added Mr. Schwanz.

General Comments:

•

Year to date, the Company has generated free cash flow, defined as operating cash flow plus cash flow from investing activities, of $18.8 million. This compares to $13.8 million for the first nine months of 2003.

•

Total debt net of cash ended the quarter at $39.1 million, $11.5 million lower than year-end 2003. Total debt to capitalization ratio of 22.3% at the end of the third quarter was well within the Company’s target range of 20% to 30%.

The Company expects full-year 2004 revenue growth of 13% to 15% over 2003 and earnings per share in the range of $0.50 to $0.54, including the gain on the sale of the excess Canadian land during the second quarter of 2004.

THIRD QUARTER RESULTS - SEGMENT INFORMATION
(Dollars in millions)

	Third Quarter 2004		Third Quarter 2003		Second Quarter 2004

		Segment		Segment		Segment
	Net	Operating	Net	Operating	Net	Operating
	Sales	Earnings	Sales	Earnings	Sales	Earnings

Components & Sensors	$63.2	$4.6	$61.5	$1.5	$68.2	$8.7
Electronics Manufacturing Services (EMS)	65.8	1.3	47.0	2.4	69.4	1.9

Total	$129.0	$5.9	$108.5	$3.9	$137.6	$10.6

Components & Sensors:   Components and sensors sales increased by $1.8 million, or 3%, over the third quarter of 2003. Within this segment, sales of automotive sensor products grew by over 10%. Segment operating earnings increased primarily as a result of improved product mix, favorable currency exchange, and lower depreciation expense.

The third quarter components and sensors sales decreased from the second quarter of 2004 by $5.0 million, or 7%, reflecting normal seasonal factors. Segment operating earnings were lower than the second quarter of 2004 as a result of lower sales. The second quarter included a gain of $2.7 million from the sale of excess land in Canada.

EMS:    EMS third quarter 2004 sales increased by $18.8 million, or 40%, from the third quarter of 2003, driven primarily by increased demand for computer data storage equipment. However, segment operating earnings were lower than the third quarter of 2003, primarily due to unfavorable currency exchange, Singapore factory cost allocations, product mix, and pricing.

The third quarter EMS revenues were $3.6 million, or 5% below the 2004 second quarter sales, primarily due to lower demand for infrastructure products. EMS segment operating earnings were lower than the second quarter of 2004 primarily due to lower sales.

As previously announced, the Company has scheduled a conference call on Tuesday, October 19, 2004 at 11:00 a.m. Eastern Daylight Time. Those interested in participating may dial 800-450-0788 (612-332-0718, if calling from outside the U.S.). No access code is needed. There will be a replay of the conference call available from 4:15 p.m. EDT on October 19, 2004, through 1:00 a.m. EDT on October 27, 2004. The telephone number for the replay is 800-475-6701 (320-365-3844, if calling from outside the U.S.). The access code is 747763. There will also be a live audio webcast of the conference call which can be accessed directly from the Web sites of CTS Corporation (www.ctscorp.com), StreetEvents (www.StreetEvents.com), Netscape (www.netscape.com), Compuserve (www.compuserve.com) and others. AOL subscribers will have access through the Personal Finance section of AOL.

# # # #

The statements about future results are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s expectations, certain assumptions and currently available information. Actual results may differ materially from those reflected in the forward-looking statements due to a variety of geopolitical, economic, health, industry and other factors which could affect the Company's operating results, liquidity and financial condition. Investors are encouraged to examine the Company’s SEC filings, which more fully describe the risks and uncertainties associated with the Company’s business.

# # # #

CTS Corporation is a leading designer and manufacturer of electronic components and sensors, and a provider of EMS products for the automotive, computer and communications markets. The Company manufactures products in North America, Europe and Asia. A network of direct sales personnel, independent manufacturers’ representatives and electronic distributors provides worldwide sales coverage. The Company’s stock is traded on the NYSE under the ticker symbol "CTS." To find out more, visit the CTS Web site at www.ctscorp.com.

Contact:	Vinod M. Khilnani, Sr. Vice President and Chief Financial Officer, or
George T. Newhart, Vice President Investor Relations
CTS Corporation, 905 West Boulevard North, Elkhart, IN 46514
Telephone (574) 293-7511 FAX (574) 293-0251
www.ctscorp.com

CTS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS - UNAUDITED
(In thousands, except per share amounts)

	Three Months Ended			Nine Months Ended

	September 26, 2004	September 28, 2003		September 26, 2004	September 28, 2003

Net sales	$129,049	$108,496		$388,820	$330,962
Costs and expenses:
Cost of goods sold	102,737	84,841		308,982	261,704
Selling, general and administrative expenses	16,017	14,694		47,516	42,165
Research and development expenses	4,693	5,052		14,250	16,083
Gain on sale of assets	(252)	—		(3,319)	—
Asset impairment charge	—	4,563		—	4,563

Operating earnings (loss)	5,854	(654)		21,391	6,447
Other expenses (income):
Interest expense	1,118	2,139		4,241	6,010
Other	(356)	(373)		(172)	(548)

Total other expenses	762	1,766		4,069	5,462

Earnings (loss) before income taxes	5,092	(2,420)		17,322	985
Income tax expense (benefit)	1,171	(8,494	) (1)	3,984	(7,643	) (1)

Net earnings	$3,921	$6,074		$13,338	$8,628

Net earnings per share:

Basic	$0.11	$0.17		$0.37	$0.25

Diluted	$0.11	$0.17		$0.37	$0.25

Cash dividends declared per share	$0.03	$0.03		$0.09	$0.09

Average common shares outstanding:
Basic	35,896	34,799		35,946	34,351
Diluted	36,401	35,352		36,299	34,729
(1) Income tax benefit in 2003 includes $7.9 million relating to the reversal of income tax reserves due to the expiration of certain statutory limitations.

CTS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS - Unaudited
(In thousands of dollars)

	September 26, 2004	December 31, 2003*

	(UNAUDITED)
Cash and equivalents	$47,925	$25,346
Accounts receivable, net	78,850	72,290
Inventories, net	45,482	31,925
Other current assets	37,523	35,205

Total current assets	209,780	164,766

Property, plant and equipment, net	115,669	122,481
Other assets	184,994	195,003

Total Assets	$510,443	$482,250

Accounts payable	$59,454	$52,252
Other accrued liabilities	43,911	43,437

Total current liabilities	103,365	95,689

Long-term debt	87,000	75,880
Other obligations	16,459	16,490
Shareholders’ equity	303,619	294,191

Total Liabilities and Shareholders’ Equity	$510,443	$482,250

*The balance sheet at December 31, 2003 has been derived from the audited financial statements at that date.

CTS CORPORATION AND SUBSIDIARIES
OTHER SUPPLEMENTAL INFORMATION
(In thousands of dollars)

The following table summarizes free cash flow for the Company:

	Nine Months Ended

	September 26, 2004	September 28, 2003

Net cash provided by operations	$9,663	$16,072
Net cash provided by (used in) investigating activities	9,165	(2,254)

Free cash flow	$18,828	$13,818

Free cash flow is a non-GAAP financial measure which CTS defines as net cash provided by operations plus net cash provided by (used in) investing activities. The most directly comparable GAAP financial measure is net cash provided by operations. Management believes that free cash flow provides useful information to investors regarding the Company’s ability to generate cash from business operations that is available for internal growth, service of debt principal, dividends, share repurchases and acquisitions and other investments. Management uses free cash flow as one measure to monitor and evaluate the performance of the Company.